Exhibit 10.35

Styron

Restoration and Elective Deferral Plan

Effective July 1, 2011

ARTICLE IV PARTICIPATION		14

4.01.	Participation	14
4.02.	Contents of Participation Agreement	15
4.03.	Modification or Revocation of Election by Participant	16

ARTICLE V DEFERRED COMPENSATION		17

5.01.	Elective Deferred Compensation	17
5.02.	Vesting of Deferral Accounts	17

ARTICLE VI MAINTENANCE AND INVESTMENT OF ACCOUNTS		18

6.01.	Maintenance of Accounts	18
6.02.	Hypothetical Investment Benchmarks	18
6.03.	Statement of Accounts	18
6.04.	No Investment Required	18

ARTICLE VII BENEFITS		19

7.01.	Time and Form of Payment	19
7.02.	Survivor Benefit	20
7.03.	Hardship Withdrawals	21
7.04.	Matching Contribution	21
7.05.	Discretionary Company Contributions	21
7.06.	Supplemental Company Contributions	22
7.07.	Withholding of Taxes	22
7.08.	Distribution upon Inclusion in Income	23

ARTICLE VIII BENEFICIARY DESIGNATION		24

8.01.	Beneficiary Designation	24
8.02.	No Beneficiary Designation	24

ARTICLE IX AMENDMENT AND TERMINATION OF PLAN		25

9.01.	Company’s Right to Amend	25
9.02.	Company’s Right to Terminate	25
9.03.	Employer’s Right to Cease Participation	25
9.04.	Effect of Amendment or Termination	25

ARTICLE X MISCELLANEOUS		27

10.01.	Unfunded Plan	27
10.02.	Nonassignability	27
10.03.	Corporate Action	27
10.04.	Validity, Severability and Integration	27
10.05.	Employment Status	28
10.06.	Facility of Payment	28
10.07.	Effect on Other Benefit Plans	28
10.08.	Successors	28
10.09.	Waiver of Breach	28
10.10.	Notice	29
10.11.	Gender and Number	29
10.12.	Headings	29
10.13.	Governing Law	29
10.14.	Successor Titles or Positions	29
10.15.	Section 409A Compliance	29

- ii -

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The intended purpose of the Styron Restoration and Elective Deferral Plan (the “Plan”) is to aid Styron LLC (the “Company”) and its subsidiaries in retaining and attracting a select group of eligible management and highly compensated employees by providing deferred compensation opportunities to such employees. The Plan is intended to provide eligible employees with (1) the opportunity to elect to defer receipt of specified portions of compensation and (2) certain deferred compensation that cannot be provided under the Company’s tax-qualified defined contribution plan due to applicable limitations on compensation and benefits under that plan, and to have these deferred amounts treated as if invested in specified Hypothetical Investment Benchmarks. Deferred amounts so treated could, therefore, increase or decrease in value during the period of time such amounts are treated as so invested depending on the performance of the Hypothetical Investment Benchmarks. The benefits provided under the Plan are intended to be provided in consideration for services to be performed after the effective date of the Plan, but prior to a participating employee’s Separation from Service. Any references to “plan document” with respect to this Plan is a reference to the document herein.

The portion of the Plan maintained for the purpose of providing benefits to Participants in excess of the limitations on contributions imposed by section 415 of the Code is intended to be an “excess benefit plan” as defined in section 3(36) of ERISA. The remainder of the Plan is intended to constitute an unfunded, deferred compensation arrangement established and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Company intends for the Plan, as described herein and as may be subsequently amended from time to time, to be interpreted and operated in a manner such that amounts and benefits under the Plan are and will not become subject to one or more of (1) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code, (2) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code or (3) any and all similar state or local gross income inclusion, taxes or interest (collectively, the “Section 409A Penalties”). Nevertheless, responsibility for all federal, state, local or other tax consequences that result from participation in or the receipt of amounts or benefits under the Plan, including, if applicable, the Section 409A Penalties, shall rest exclusively with the applicable Participant, Beneficiary or other recipients of amounts or benefits under the Plan without any right to gross-up or indemnification of any kind with respect to such consequences from the Company or any Employer.

The Plan shall be effective on July 1, 2011 (the “Effective Date”).

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.01.	Administrator

“Administrator” means the committee of one or more persons designated, from time to time, by the Company in accordance with Section 3.02, or the authorized delegate of the Administrator. In the absence of designation of any such committee, the Administrator shall be the Senior Vice President Human Resources. For purposes of Sections 3.01, 3.03 and 3.04, the Administrator shall also include the Appeals Administrator and the Initial Claims Reviewer.

2.02.	Appeals Administrator

“Appeals Administrator” means the Administrator or its delegate for this purpose or such other person, group of persons or entity that may be designated by the Company in accordance with Section 3.02. In the absence of designation of a committee under Sections 2.01 and 3.02 to serve as Administrator or designation of any other person, group of persons or entity to serve as Appeals Administrator in accordance with this Section and Section 3.02, the Appeals Administrator shall be the Compensation Committee.

2.03.	Base Salary

“Base Salary” means the annual base rate of pay from the Employer at which a Participant is employed (excluding Performance Awards, commissions, relocation expenses, and other non-regular forms of compensation) before deductions under (A) deferrals pursuant to Section 4.02 and (B) contributions made on his or her behalf to any qualified plan maintained by the Employer or to any cafeteria plan under Code section 125 maintained by the Employer.

2.04.	Beneficiary

“Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

2.05.	Change of Control

“Change of Control” means a transaction with respect to the Employer or Company that constitutes a change in ownership of the Employer or Company, a change in effective control of the Employer or Company, or a change in the ownership of a substantial portion of the assets of the Employer or Company (collectively, a “change in control event”), each as defined for purposes of section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder.

2.06.	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.07.	Company

“Company” means Styron LLC, its successors, and any assigns.

2.08.	Compensation Committee

“Compensation Committee” means the Compensation Committee of the Board of Directors of Styron LLC.

2.09.	Deferral Account

“Deferral Account” means the notional account established for record keeping purposes for each Participant pursuant to Article VI.

2.10.	Deferred Amount

“Deferred Amount” means the amount deferred pursuant to Section 4.02.

2.11.	Discretionary Company Contribution

“Discretionary Company Contribution” means an amount credited to a Participant’s Deferral Account pursuant to Section 7.07.

2.12.	Domestic Partner

“Domestic Partner” means a person who is a member of a “Domestic Partnership” as defined in the Styron 401(k) Plan.

2.13.	Effective Date

“Effective Date” means the date set forth as Effective Date within Article I.

2.14.	Eligible Compensation

“Eligible Compensation” means any Base Salary and actual Performance Awards payable to a Participant to the extent the Participant is on the U.S. payroll of the Employer at the time the amount would have otherwise been paid to the Participant.

2.15.	Eligible Employee

“Eligible Employee” means an employee of any Employer who:

a.	is a United States employee or an expatriate who is paid from the Company or one of the Company’s U.S. subsidiaries that is an Employer hereunder,

b.	is a member of the functional specialist/functional leader or global leadership job families,

c.	has a job level of 362 points or higher,

d.	is eligible for participation in the Styron 401(k) Plan,

e.	is designated by the Administrator as eligible to participate in the Plan as of September 30 for deferral of Base Salary and Performance Awards, and

f.	qualifies and designated by the Administrator as a member of the “select group of management or highly compensated employees” under ERISA.

2.16.	Employer

“Employer” means the Company and any subsidiary or affiliated organization that is treated as a single employer with the Company under section 414(b) or section 414(c) of the Code.

2.17.	Entry Date

“Entry Date” means (i) the initial Entry Date of July 1, 2011, and (ii) thereafter, the January 1 and July 1 of each Plan Year.

2.18.	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.19.	Form of Payment

“Form of Payment” means payment in a single lump sum or in substantially equal annual installments over 5 or 10 years.

2.20.	Hardship Withdrawal

“Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

2.21.	Hypothetical Investment Benchmark

“Hypothetical Investment Benchmark” shall mean the phantom investment benchmarks that are used to measure the return credited to a Participant’s Deferral Account(a).

2.22.	Initial Claims Reviewer

“Initial Claims Reviewer” means the person, group of persons or entity responsible for deciding benefit claims under the Plan, as described in DOL Reg. s. 2560.503-1(e) (i.e., first level claims for benefits). The Initial Claims Reviewer is the Administrator or such other person, group of persons or entity who may be designated Initial Claims Reviewer by the Company in accordance with Section 3.02.

2.23.	Matching Contribution

“Matching Contribution” means the amount of annual matching contribution credited to a Participant’s Deferral Account pursuant to Section 7.06.

2.24.	Participant

“Participant” means, during any Plan Year, any Eligible Employee who makes an election to participate in this Plan during such Plan Year by filing a Participation Agreement as provided in Article IV or who otherwise receives a Discretionary Company Contribution described in Section 7.07 with respect to such Plan Year.

2.25.	Participation Agreement

“Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

2.26.	Performance Awards

“Performance Awards” means the amount paid in cash to the Participant by the Employer in the form of annual incentive bonuses for a Plan Year (provided that such amount is Eligible Compensation).

2.27.	Performance-Based Compensation

“Performance Based Compensation” means a Performance Award that is “performance based compensation” as such term is defined for purposes of section 409A(a)(4)(B)(iii) of the Code, which definition, until modified or superseded, is set forth in Treas. Reg. section 1.409A-1(e).

2.28.	Plan

“Plan” means the Styron Restoration and Elective Deferral Plan as set forth herein, together with any and all subsequent amendments hereto.

2.29.	Plan Year

“Plan Year” means a twelve-month period beginning January 1 and ending the following December 31, except with respect to the 2011 Plan Year, which means the period starting on the Effective Date and ending on December 31, 2011.

2.30.	Separation from Service

“Separation from Service” or “Separates from Service” means a Participant’s “separation from service” from the Employer (and all members of its controlled group) as defined for purposes of section 409A(a)(2)(A)(i) of the Code and the final regulations promulgated thereunder, meaning that in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) and (c) of the Code, and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control under section 414(c) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in accordance with the definition of such term under final Code section 409A regulations.

2.31.	Specified Employee

“Specified Employee” means, with respect to the Plan, a “specified employee” as such term is defined in section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder.

2.32.	Styron 401(k) Plan

“Styron 401(k) Plan” means the Styron 401(k) Plan, as amended from time to time or any successor plan thereto.

2.33.	Unforeseeable Emergency

“Unforeseeable Emergency” means an “unforeseeable emergency” with respect to a Participant as such term is defined for purposes of section 409A(a)(2)(A)(vi) of the Code, which definition is set forth within section 409A(a)(2)(B)(ii) of the Code and, until modified or superseded, Treas. Reg. §1.409A-3(i)(3), which generally includes a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Administrator in its sole and absolute discretion.

2.34.	Valuation Date

“Valuation Date” means the last calendar date when the New York Stock Exchange was open.

ARTICLE III

ADMINISTRATION

3.01.	Duties and Powers of the Administrator

The Administrator shall be responsible for the administration of the Plan and to ensure that the Plan is carried out in accordance with its terms.

Except as provided in Section 3.02, the responsibility and discretionary authority of the Administrator shall include, but shall not be limited to, the following duties and powers:

a.	To promulgate and enforce such rules and regulations and prescribe the use of such forms as he shall deem necessary or appropriate for the proper and efficient administration of the Plan;

b.	To interpret the Plan and to resolve any possible ambiguities, inconsistencies and omissions therein or therefrom;

c.	To decide all questions concerning the Plan, including, without limitation, eligibility for benefits and the amount of benefits, if any, payable under the Plan from time to time;

d.	To prepare and disseminate communications to Participants and Beneficiaries as are necessary or appropriate to properly administer the Plan; and

e.	To retain third party administrators, consultants, accountants and other individuals or entities as he deems necessary or advisable to assist him in fulfilling his responsibilities under the Plan, consistent with the Company’s guidelines on hiring and retention of outside service providers; and monitor the performance of such individuals and entities, decide whether to discontinue the services of such individuals and entities, and make payment to such individuals and entities in accordance with the terms of the plan document.

3.02.	Designation of Additional Administrators and Delegation of Administrative Responsibilities

The Company may designate one or more persons or entities to serve as an Administrator of the Plan, in addition to or in lieu of the Administrator named in the plan document, through action of the Compensation Committee. Any such designation of additional Administrators shall set forth in general or specific terms such person’s or entity’s responsibilities and authority.

In addition, each Administrator may designate other persons to carry out its responsibilities under the Plan in a writing that sets forth the responsibilities assigned to the delegate and, if applicable, the period for which such delegation shall be in effect.

3.03.	Decisions of Administrators

a.	Each Administrator shall have the sole and absolute discretion to interpret the plan document, make findings of fact, operate, administer and decide any matters arising with respect to the Plan, and may adopt such rules and procedures as it deems necessary, desirable or appropriate in the administration of the Plan. All rules and decisions of such Administrators shall be final, conclusive and binding on all persons having an interest in the Plan.

b.	Any determination by an Administrator shall be final, conclusive and binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence presented to the Administrator at the time of its determination.

3.04.	Indemnification of Administrators

The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee or former employee of the Company or entity within the Company’s controlled group (a controlled group of corporations or trades or businesses within the meaning of section 414(b) or section 414(c) of the Code) who is serving or has served as an Administrator or who is acting or has acted on behalf of an Administrator against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith. This limitations period replaces and supersedes any limitation period ending at a later time that might otherwise be deemed applicable under state or federal law in the absence of this Section 3.04.

3.05.	Claim Procedure

If a Participant or Beneficiary or any other person on behalf of either or who otherwise claims to be eligible for benefits under this Plan (in each case, referred to herein as the “claimant”) makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. To be considered, any claim for benefits (including any written request alleging a right to receive payments or an adjustment as described in the last sentence) must be set forth in writing and received by the Initial Claims Reviewer or its designee no later than the date that is ninety (90) days after the latest date on which payment of the benefit would have been timely made under the plan and the regulations under Code Section 409A. Upon receipt of a timely claim for benefits, benefits under this Plan shall be payable only if the Initial Claims Reviewer or the Appeals Administrator, as the case may be, determines, in its sole discretion, that a claimant is entitled to them. For purposes of this Section 3.05, the Initial Claims Review and the Appeals Administrator shall each be an “Administrator” for purposes of the Plan with all responsibility and discretionary authority described in Sections 3.01 and 3.03 as necessary to carry out its duties under this Section 3.05.

a.

All initial claims for benefits under this Plan shall be sent to the Initial Claims Reviewer. If the Initial Claims Reviewer determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Initial Claims Reviewer shall inform the claimant in writing of such determination and the reasons therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days after receipt of the claim unless the Initial Claims Reviewer determines that additional time, not exceeding 90 additional days, is needed and so notifies the claimant in writing before the expiration of the initial 90 day period. Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered. A written notice of denial of benefits shall (i) state specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) describe any additional material or information that is necessary to support the claimant’s claim and an explanation of why such material or information is necessary, and (iv) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Labor Reg. section 2560.503-1(m)) to the claim. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including the time limits applicable to such procedures and the right to bring a civil action under section 502(a) of ERISA following exhaustion of review procedures set forth herein.

b.

The claimant may within 60 days after receipt of a notice of denial submit, in writing, to the Appeals Administrator a notice that the claimant contests the denial of his or her claim and desires a further review by the Appeals Administrator. During the review process, the claimant has the right to submit written comments, documents, records and other information relating to the claim for benefits, which the Appeals Administrator shall consider without regard to whether the items were considered upon the initial review. The Appeals Administrator shall within 60 days thereafter review the claim and authorize the claimant to, upon request and free of charge, have reasonable access to, and copies of all documents, records or other information relevant (as defined by Labor Reg. section 2560.503-1(m)) to the claim. The Appeals Administrator will render a final decision on behalf of the Plan with respect to the claim, which decision shall include the specific reasons therefor in writing and will transmit such decision to the claimant within 60 days after receipt of the written request for review, unless the Appeals Administrator determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant in writing before the expiration of the initial 60 day period. In no event shall the Appeals Administrator render a final decision later than the initial 60 days plus the possible additional 60 days following receipt of the claimant’s appeal. Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered. A written notice of denial of benefits upon review shall (i) state specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, and (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Labor Reg. section 2560.503-1(m)) to the claim. Such notice shall, in addition, inform the claimant of the right to bring a civil action under section 502(a) of ERISA. If such determination is adverse to the claimant, it shall be binding and conclusive unless the claimant notifies the Appeals

Administrator within 90 days after the mailing or delivery to him or her by the Appeals Administrator of its determination that he or she intends to institute legal proceedings challenging the determination of the Appeals Administrator, and actually institutes such legal proceeding within the applicable limitations period described in Section 3.06 below.

3.06.	Commencement of Legal Action

A claim for benefits under the Plan (including a claim that the claimant is eligible to participate in the Plan) may not be filed in any court:

a.	if the claimant has not complied with the six (6) month period described in the first paragraph of Section 3.05 above; and

b.	until the claimant has fully exhausted the claims review procedures described in Section 3.05 above, including complying with the 90-day notice requirement in Section 3.05(b), and

c.	unless such claim is filed in a court with jurisdiction over such claim no later than the earlier of:

1.	180 days after the mailing or delivery of the adverse determination by the Appeals Administrator, or

2.	two (2) years after (i) the date the first benefit payment was allegedly due, or (ii) the date the Plan first repudiated its alleged obligation to provide such benefits or coverage (regardless of whether such repudiation occurred before or during the administrative review process), whichever is earlier.

This limitations period replaces and supersedes any limitation period ending at a later time that might otherwise be deemed applicable under state or federal law in the absence of this Section 3.06.

3.07.	Forum Selection

To the fullest extent permitted by law, any putative class action lawsuit relating to the Plan shall be filed in the in U.S. District Court for the Eastern District of Pennsylvania. If any such putative class action is filed in a different jurisdiction, or if any non-class action filed in a different jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, all parties to such action that are related to the Plan (such as the Administrator) and all alleged Participants and Beneficiaries shall take all necessary steps to have the action removed to, transferred to or re-filed in a jurisdiction described in the first sentence of this Section 3.07. This provision does not relieve any putative class member from any obligation existing under the Plan or by law to exhaust administrative remedies before initiating litigation.

ARTICLE IV

PARTICIPATION

4.01. Participation

a.	Generally. Except as otherwise provided in this Section 4.01, participation in the Plan during each Plan Year shall be limited to Eligible Employees who elect to participate in this Plan with respect to such Plan Year by filing a Participation Agreement with the Administrator in such form as the Administrator may require and in accordance with the Company’s enrollment procedures as the Administrator shall establish from time to time. A Participation Agreement normally must be filed on or prior to the December 31 (Eastern Standard Time) immediately preceding the Plan Year in which the Eligible Compensation to which the Participation Agreement relates is earned. An individual shall not be eligible to elect to participate in this Plan unless the individual qualifies as an Eligible Employee for the Plan Year for which the election is made.

b.	Initial Plan Year. Participation in the Plan during the 2011 Plan Year shall be limited to Eligible Employees who elect to participate in this Plan with respect to such Plan Year by filing a Participation Agreement with the Administrator before the initial Entry Date. Deferral of the 2011 Performance Award shall be permitted to the extent such Performance Award qualifies as Performance-Based Compensation and only with respect to Eligible Employees who were employed by the Company during all of 2011. Deferral of Base Salary shall relate to Base Salary earned after the initial Entry Date.

c.	First Year of Eligibility. Except as otherwise provided in Section 4.01 and to the extent permitted by Code section 409A and the regulations or other guidance issued thereunder, an employee will become a Participant in the Plan on the first Entry Date on which such employee is an Eligible Employee provided that such Eligible Employee submits a Participation Agreement within 30 days after the such Entry Date and, provided, further, that deferrals shall commence as soon as practical thereafter for Eligible Compensation earned during such Plan Year after the Administrator receives a completed and timely submitted Participation Agreement. Except as otherwise provided in Section 4.01(b), any deferral of a Performance Award effective after the first day of the applicable performance period shall apply only to the pro-rata portion of the Performance Award determined by multiplying the Performance Award by a fraction, the numerator of which is the number of days remaining in the applicable performance period after receipt of the election and the denominator of which is the total number of days in the applicable performance period.

d.

Discretionary Company Contributions and Supplemental Company Contributions. Notwithstanding the foregoing, an Eligible Employee who receives a Discretionary Company Contribution under Section 7.05 with respect to any Plan Year shall also be a Participant under this Plan with respect to such Plan Year, without respect to whether such Eligible Employee filed a Participation Agreement with the Administrator with respect to such Plan Year. For purposes of Discretionary Company Contributions, unless already a Participant in the Plan, an Eligible Employee is treated as initially eligible to participate in the Plan, and will become a Participant in the Plan, as of the first day of the Eligible Employee’s taxable year immediately following the first Plan Year with respect to which the Eligible Employee accrued a Discretionary Company Contribution and, to the extent permitted by Code section 409A and the regulations or other guidance issued thereunder, the Administrator may permit such an Eligible Employee to complete a Participation Agreement during the first 30 days following the date the Eligible Employee first becomes a Participant under the Plan for purposes of Discretionary Company Contributions and apply such elections set forth therein to any Discretionary Company Contributions then accrued under the Plan including for services performed prior to the date of the elections. Unless already a Participant, an Eligible Employee who is credited with a Supplemental Company Contribution under Section 7.06 shall become a Participant on the date such Supplemental Company Contribution is credited and the Administrator may permit such an Eligible Employee to complete a Participation Agreement during the first 30 days following the date the Eligible Employee first becomes a Participant.

e.	Limitations. Except as otherwise set forth within this Section 4.01, under no circumstances shall the Administrator accept any Participation Agreement with respect to a Plan Year later than the last day of the Plan Year immediately preceding such Plan Year (or, if later, the last day permitted under Section 409A and applicable guidance thereunder) and any such Participation Agreement shall become irrevocable for a Plan Year as of the date specified by the Administrator or, if none, as of the last day of the preceding Plan Year (or, if later, the last day permitted under Section 409A and applicable guidance thereunder). If an Eligible Employee who would otherwise be a Participant with respect to a particular Plan Year fails to make an election with respect to any Deferred Amount during such Plan Year before elections become irrevocable for such Plan Year in accordance with the preceding sentence, then the Participant shall be deemed to have elected not to defer any Eligible Compensation during such Plan Year.

4.02. Contents of Participation Agreement

a.

Generally. Subject to Article VII, each Participation Agreement shall set forth the amount of Eligible Compensation for the Plan Year to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as a percentage of the Base Salary and/or Performance Awards for such Plan Year; provided, that the minimum Deferred Amount for any Plan Year shall not be less than 1% (increased in 1% increments) of Base Salary and/or 1% (increased in 1% increments) of any Performance Award and the maximum Deferred Amount for any Plan Year shall not exceed 75% of Base Salary and 100% of any Performance Award. In accordance with the provisions contained in Article VII, each Participation Agreement shall also set forth a time and Form of Payment of the Deferred Amount with respect to the Plan Year. To the extent permitted by the Administrator and timely elected by a Participant within a Participation Agreement for such Plan year, a Participant may elect a different time and Form of Payment for each of (i) the portion of a Participant’s Deferral Account attributable to Deferred Amounts determined based upon Base Salary, and (ii) the portion of any Deferral Account attributable to Deferred Amounts based upon Performance Awards. Participation Agreements are to be completed in a format specified by the Administrator and may also permit such other elections and contain such other terms, in the Administrator’s sole discretion, as are not inconsistent with the Plan document or applicable law.

b.	Default Election. Notwithstanding the foregoing, to the extent that a Participant shall have failed, in the applicable Participation Agreement, to properly or timely designate the time or Form of Payment of the portion of a Participant’s Deferral Account attributable to a Deferred Amount (or portion thereof) with respect to any Plan Year, the time and Form of Payment, to the extent of the failure, shall be as described in Section 7.01(e).

4.03. Modification or Revocation of Election by Participant

A Participant may not change the amount of his or her Deferred Amount with respect to any Plan Year after his or her Participation Agreement becomes irrevocable in accordance with this Article. Once, irrevocable, a Participant’s Participation Agreement may not be made, modified or revoked retroactively.

ARTICLE V

DEFERRED COMPENSATION

5.01. Elective Deferred Compensation

The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited to the Participant’s applicable Deferral Account within a reasonable period following the date such Deferred Amount would otherwise have been paid to the Participant absent a deferral election hereunder, which crediting date shall be as set forth on the Participant’s statement of his or her Deferral Account(s) hereunder. A Discretionary Company Contribution with respect to a Plan Year to which a Participant may become entitled shall be credited to the Participant’s applicable Deferral Account within the time period specified under Section 7.05. A Supplemental Company Contribution to which a Participant may become entitled shall be credited to the Participant’s applicable Deferral Account within the time period specified under Section 7.06. To the extent that any Employer is required to withhold any taxes or other amounts with respect to the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

5.02. Vesting of Deferral Accounts

A Participant shall be 100% vested in his or her Deferral Account(s).

ARTICLE VI

MAINTENANCE AND INVESTMENT OF ACCOUNTS

6.01. Maintenance of Accounts

Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) amounts attributable to Deferred Amounts during one or more Plan Years, (b) amounts attributable to Matching Contributions, Discretionary Company Contributions, and/or Supplemental Company Contributions, and/or (c) various Hypothetical Investment Benchmarks. A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrator shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 6.02, Section 7.04, Section 7.05, and Section 7.06, and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

6.02. Hypothetical Investment Benchmarks

Each Participant shall designate from time to time, in such manner and in accordance with such limitations as the Administrator shall designate, how the credits to his or her Deferral Account(s) shall be deemed to be invested in one or more Hypothetical Investment Benchmarks. Notwithstanding anything to the contrary herein, hypothetical earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts, Matching Contributions, any Discretionary Company Contributions, or any Supplemental Company Contributions are credited to his or her Deferral Account(s). Participants can reallocate among the Hypothetical Investment Benchmarks on a daily basis at any time that the New York Stock Exchange is open for trading. In the event a Participant has not made a proper designation in the manner specified by the Administrator, the Participant shall be deemed to have designated the current default fund as chosen by the Administrator prior to the beginning of the Plan Year.

6.03. Statement of Accounts

Each Participant shall be issued statements of his or her Deferral Account(s) in such form and at such times as the Administrator deems desirable (no less frequently than annually), setting forth the balance to the credit of such Participant in his or her Deferral Account(s) as of the date of such statement.

6.04. No Investment Required

No Employer need actually make any investment in any Hypothetical Investment Benchmark. If any Employer shall at any time make any investment similar to any Hypothetical Investment Benchmark, such investment shall be solely for the Employer’s own account and no Participant shall have any right, title or interest therein. Each Participant shall be solely an unsecured creditor of the Employer with respect to any amount distributable to him or her under the Plan at any time.

ARTICLE VII

BENEFITS

7.01. Time and Form of Payment

Except as otherwise provided in Section 7.02, 7.03 or 7.08, the Employer shall pay to the Participant the balance of each Deferral Account (net of applicable withholding in accordance with Section 7.06) at the time and in the Form of Payment as provided in this Section 7.01.

a.	Deferral Accounts Attributable to Deferred Amounts.

i.	Distributions in a Specified Payment Year. A Participant may elect in a Participation Agreement to have a Deferral Account attributable to a Deferred Amount distributed (i) in a single lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash in a specified calendar year or (ii) in cash in annual installment payments over 5 or 10 years, beginning in a specified calendar year. Distributions pursuant to this Section 7.01(a) shall be made or commence during February of the calendar year specified by the Participant in the Participation Agreement, which, in all cases, must be no less than 36 full months after the effective date of the Participant’s election in order to be proper and effective. Notwithstanding any election by a Participant in a Participation Agreement or provisions of the Plan to the contrary, if a Participant incurs a Separation from Service prior to receiving full payment of his or her Deferral Account(s) pursuant to this Section 7.01(a), the Employer shall pay the remaining balance (determined as of the most recent Valuation Date preceding the payment date) to the Participant in a single lump sum in cash within 60 days after the date of the Participant’s Separation from Service, provided that the Participant shall not have the right to designate the taxable year of payment.

ii.	Distributions upon Separation from Service. Alternatively, in accordance with Article IV, a Participant may elect in a Participation Agreement to have a Deferral Account attributable to a Deferred Amount distributed in a single lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash within 60 days following the date of the Participant’s Separation from Service, provided that the Participant shall not have the right to designate the taxable year of payment.

b.	Distributions of Deferral Accounts Attributable to Matching Contributions and/or Discretionary Company Contributions. A Participant’s Deferral Account attributable to Matching Contributions and/or Discretionary Contributions will be distributed in a single lump sum (determined as of the most recent Valuation Date preceding the payment date) in cash within 60 days following the date of the Participant’s Separation from Service, provided that the Participant shall not have the right to designate the taxable year of payment.

c.	Distributions upon Separation from Service by a Specified Employee. Notwithstanding anything herein to the contrary, in the event that any Specified Employee is entitled to any distribution under the Plan due to his or her Separation from Service for any reason (but not including due to death), any amount that otherwise would have been paid under the Plan to such Participant at any time during the first six months following such Separation from Service shall instead be accumulated (without adjustment, except as provided under Article VI, for later payment) and paid to the Participant or the Participant’s Beneficiary on the earlier of (i) the first day of the seventh month following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death.

d.	Installments Payments Generally. If a Participant has elected in a Participation Agreement to have a Deferral Account attributable to a Deferred Amount distributed in cash in annual installment payments, each annual installment payment shall equal the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date, times a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments. Each subsequent installment shall be paid on or about the succeeding anniversary of such first payment. Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment). Notwithstanding anything in the Plan to the contrary, a Participant’s right to any series of installments under the Plan shall at all times be treated as a right to a series of separate and distinct payments in accordance with applicable guidance under section 409A of the Code (which, until modified or superseded, is set forth within Treas. Reg. §1.409A-2(b)(2)(iii)).

e.	Default and Other Rules. To the extent that a Participant shall have failed to properly or timely designate the time or Form of Payment of any (or any portion) of the Participant’s Deferral Accounts under the Plan in accordance with Section 7.01(a), such Participant will be deemed to have elected the time and Form of Payment described in Section 7.01(b) with respect to such Deferral Account (or portion thereof) to the extent of the failure.

7.02. Survivor Benefit

Notwithstanding any election by a Participant in a Participation Agreement or provisions of the Plan to the contrary, if a Participant dies prior to receiving full payment of his or her Deferral Account(s), the Employer shall pay the remaining balance (determined as of the most recent Valuation Date preceding death) to the Participant’s Beneficiary or Beneficiaries (as the case may be) in a single lump sum within 90 days after the date of the Participant’s death, provided that such beneficiary or beneficiaries shall not have the right to designate the taxable year of payment.

7.03. Hardship Withdrawals

Notwithstanding any election in a Participant’s Participation Agreement or provisions of the Plan to the contrary, a Participant may from time to time request, in such manner as required by the Administrator, that the Administrator authorize an emergency payment to such Participant due to an Unforeseeable Emergency, in accordance with this Section 7.03. Any such distribution shall not exceed the amount reasonably necessary to satisfy the Unforeseeable Emergency (after taking into account any additional compensation that is available upon cancellation of the Participant’s deferral elections in accordance with the last sentence of this paragraph) plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship) or cessation of deferrals under the Plan. Children’s educational expenses and the purchase or improvement of a residence are specifically excluded as events deemed to constitute an Unforeseeable Emergency for purposes of this Section. If an Unforeseeable Emergency payment is authorized by the Administrator, in its sole and absolute discretion, the Employer shall distribute to such Participant, within a reasonable time, an amount determined by the Administrator pursuant to the above, but in no situation shall such amount be in excess of the Participant’s Deferral Account(s) as of such date. In the event of any payment to a Participant due to Unforeseeable Emergency hereunder, any deferral election then in place with respect to the Participant shall be automatically cancelled.

7.04. Matching Contribution

Each Eligible Employee who is eligible to participate in the Styron 401(k) Plan (whether or not participating) and who elects to make deferrals of Base Salary to the Plan will be credited with a Matching Contribution utilizing the same formula authorized under the Styron 401(k) Plan for employer matching contributions. For purposes of calculating the match under this Plan, the Employer will assume each Participant is contributing the maximum allowable amount to the Styron 401(k) Plan and receiving a match thereon. The Matching Contribution calculated under provisions of this Plan will be reduced by this assumed match from the Styron 401(k) Plan. For the 2011 Plan Year, the amount of the Matching Contribution will be based on a formula that takes into account a Participant’s Base Salary for all of 2011 even though the deferral election under the Plan relates only to Base Salary earned after the Effective Date. The Matching Contribution with respect to any Plan Year shall be credited to the Deferral Account as soon as administratively feasible within the first 60 days of the following Plan Year. After credited, the Matching Contribution shall be deemed invested among the Hypothetical Investment Benchmarks (as defined in Section 6.02) in accordance with the elections made by the Participant as may be permitted by the Administrator from time to time. The Matching Contribution for a Plan Year shall be distributed to the Participant in accordance with the time and Form of Payment described in Section 7.01 and will vest one hundred percent (100%) on the date credited to the Participant’s Deferral Account.

7.05. Discretionary Company Contributions

The Company may elect to make discretionary Nonelective Employer Contributions (as defined in the Styron 401(k) Plan) to certain accounts of Eligible Employees under the

Styron 401(k) Plan. Each Eligible Employee who receives such a Nonelective Employer Contribution under the Styron 401(k) Plan with respect to any Plan Year will be credited with a Discretionary Company Contribution under the Plan in an amount equal to the excess, if any, of (i) the full amount of the Nonelective Employer Contribution such Eligible Employee would have received under the Styron 401(k) Plan with respect to the Plan Year if the limitations of sections 401(a)(17) and 415 of the Code did not apply under such plan, less (ii) the actual amount of Nonelective Employer Contribution actually made to such Eligible Employee under the Styron 401(k) Plan with respect to such Plan Year. The Discretionary Company Contribution, if any, with respect to any Plan Year for an Eligible Employee shall be credited to the employee’s Deferral Account as soon as administratively feasible within the first 60 days of the following Plan Year. After credited, the Discretionary Company Contributions shall be deemed invested among the Hypothetical Investment Benchmarks (as defined in Section 6.02) in accordance with the elections made by the Participant as may be permitted by the Administrator from time to time. The Discretionary Company Contribution for a Plan Year shall be distributed to the Participant in accordance with the time and Form of Payment described in Section 7.01 and will vest one hundred percent (100%) on the date credited to the Participant’s Deferral Account.

7.06. Supplemental Company Contributions

a.	At the discretion of the Board, each Eligible Employee who was employed by an Employer during a portion of 2010 shall be credited with a Supplemental Discretionary Company Contribution under the Plan in an amount equal to the excess of (i) the full amount of the Nonelective Employer Contribution such Eligible Employee would have received under the Styron 401(k) Plan with respect to the 2010 Plan Year if the limitations of sections 401(a)(17) and 415 of the Code did not apply under such plan, less (ii) the actual amount of Nonelective Employer Contribution actually made to such Eligible Employee under the Styron 401(k) Plan with respect to the 2010 Plan Year.

b.	At the discretion of the Board, each Eligible Employer who was employed by an Employer during a portion of 2010 shall be credited with a Supplemental Matching Contribution under the Plan in an amount equal to the excess of (i) the full amount of the Matching Contribution such Eligible Employee would have received under the Styron 401(k) Plan with respect to the 2010 Plan Year based on his or her actual deferral elections for 2010, if the limitations of sections 401(a)(17) and 415 of the Code did not apply under such plan, less (ii) the actual amount of Matching Contribution actually made to such Eligible Employee under the Styron 401(k) Plan with respect to the 2010 Plan Year.

c.	Any contributions approved by the Board pursuant to this Section 7.06 will be credited to a Participant’s Deferral Account attributable to Matching Contributions and/or Discretionary Company Contributions within 60 days after the close of the 2011 Plan Year.

7.07. Withholding of Taxes

Notwithstanding any other provision of this Plan, the Employer shall withhold or cause its agent to withhold from payments made hereunder any amounts it, in its sole discretion, deems proper in accordance with any applicable law or regulation to protect the Employer against liability for the payment of such withholding taxes or other amounts such that the Employer may discharge any such liability out of the money so withheld. To the extent permissible under applicable law, such withholding may (in the alternative) come from any wages due to the Participant.

7.08. Distribution upon Inclusion in Income

Notwithstanding the foregoing, the Administrator may on its own initiative authorize the Employer to distribute to any Participant all or any portion of the Participant’s Deferral Account(s) in the event the Participant is required to include such amounts in income under section 409A of the Code, provided that any distribution under this Section may not exceed the amount required to be included in income under section 409A of the Code by the Participant plus the amount of federal, state, local or other tax withholding triggered as a result of such payment.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.01. Beneficiary Designation

Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a designation with the Administrator, in such form and in accordance with such procedures as the Administrator shall establish from time to time (including that the Administrator may require that a Participant have a valid Beneficiary election on file to be eligible to complete a Participation Agreement with respect to any Plan Year).

8.02. No Beneficiary Designation

If a Participant or Beneficiary fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant’s Beneficiary shall be deemed to be, in the following order:

a.	the spouse or Domestic Partner of such person, if any;

b.	the children of such person, if any;

c.	the beneficiary of any company paid life insurance of such person (other than executive life insurance), if any:

d.	the beneficiary of the executive life insurance of such person, if any;

e.	the beneficiary of any Company-sponsored life insurance policy for which any Company pays all or part of the premium of such person, if any; or

f.	the deceased person’s estate.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.01. Company’s Right to Amend

The Company reserves the right to amend or modify the Plan at any time and for any reason by action of the Compensation Committee (or any person or persons authorized by resolution of the Compensation Committee) without the written consent of any Participant, Beneficiary or any other person, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account determined as of the most recent Valuation Date prior to such amendment (such balance may continue to fluctuate, including decrease thereafter, in accordance with Article VI), nor shall any amendment otherwise have a retroactive effect.

9.02. Company’s Right to Terminate

The Company reserves the right to terminate the Plan with respect to future Participation Agreements at any time and for any reason by action of the Compensation Committee (or any person or persons authorized by resolution of the Compensation Committee) without the written consent of any Participant, Beneficiary or any other person. The Company also reserves the right to terminate the Plan in its entirety at any time and for any reason, including without limitation, in connection with a Change of Control or if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, by action of the Compensation Committee (or any person or persons authorized by resolution of the Compensation Committee) without the written consent of any Participant, Beneficiary or any other person.

Any plan termination made pursuant to this Section 9.02 shall be performed in a manner consistent with the requirements of Code section 409A and any regulations or other applicable guidance issued thereunder.

9.03. Employer’s Right to Cease Participation

Any Employer may cease participation in the Plan for any reason by notifying the Company in writing at least 30 days prior to such Employer’s cessation of participation, provided that any Participation Agreement elections in place with respect to the Plan Year that includes the date of such cessation shall not be modified as a result of such Employer’s cessation of participation (except to the extent there is some independent reason, consistent with section 409A of the Code, permitting such Participation Agreements to cease to be effective). Payments to Participants by any such Employer will be made by such Employer in accordance with the terms of the Plan and the Employer’s cessation of participation will comply with Code section 409A.

9.04. Effect of Amendment or Termination

Except as provided in this section, no amendment or termination of the Plan shall be effective to decrease the balance in any Deferral Account determined as of the most recent Valuation Date prior to the date of such amendment or termination or, except to the extent consistent with section 409A of the Code, modify the time and Form of

Payment of any Deferral Account, except with the written consent of affected Participants. Upon termination of the Plan, distribution of balances in Deferral Account(s) shall be made to Participants and beneficiaries in the manner and at the time described in Article VII, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A (in which case such distributions shall proceed without the written consent of affected Participants, Beneficiaries or any other person). Upon termination of the Plan, no further deferrals of Eligible Compensation shall be permitted; however, earnings, gains and losses shall continue to be credited to Deferral Account balances in accordance with Article VI until the Deferral Account balances are fully distributed.

ARTICLE X

MISCELLANEOUS

10.01. Unfunded Plan

Except as set forth in the next sentence, all payments pursuant to the Plan shall first be made from the Employer’s general assets and no special or separate fund shall be established or other segregation of assets made to assure payment. While all benefits payable under the Plan constitute general corporate obligations, the Company may establish a separate irrevocable grantor trust for the benefit of all Participants, which trust shall be subject to the claims of the general creditors of the Employer in the event of such corporation’s insolvency, to be used as a reserve for the discharge of the Employer’s obligations under this Plan to such Participants. Any payments made to a Participant under the separate trust for his or her benefit shall reduce dollar for dollar the amount payable to the Participant from the general assets of the Employer. The amounts payable under this Plan shall be reflected on the accounting records of the Employer but shall not be construed to create or require the creation of a trust, custodial, or escrow account. No Participant (or Beneficiary of a Participant or any other person) shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate to aid in providing benefits under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Company or any other Employer and a Participant, Beneficiary or any other person. Neither a Participant nor Beneficiary shall acquire any interest greater than that of an unsecured, general creditor.

10.02. Nonassignability

Except as specifically set forth in the Plan with respect to the designation of Beneficiaries or as otherwise required under applicable law, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.03. Corporate Action

Any action required of or permitted by the Company under this Plan shall be by resolution of the Compensation Committee, or any person or persons authorized by resolution of the Compensation Committee.

10.04. Validity, Severability and Integration

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Plan, together with any Participation Agreement under this Plan filed after the Effective Date, contains the entire agreement and understanding of the parties related to the subject matter hereof and the rights of any Participant, Beneficiary or any other person claiming any right to payment or benefits described herein and supersedes any prior written or oral agreements or understandings between the parties. This Plan may be amended or terminated only in accordance with the provisions of Article IX of this Plan.

10.05. Employment Status

This Plan does not constitute a contract of employment or impose on the Participant or any Employer any obligation for the Participant to remain an employee of such Employer or change the status of the Participant’s employment or the policies of such Employer and its affiliates regarding termination of employment.

10.06. Facility of Payment

If a Participant or Beneficiary is declared an incompetent or is a minor and a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled shall be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Administrator in such matters shall be final, binding, and conclusive upon the Employer and upon each Participant, Beneficiary, and every other person or party interested or concerned. The Employer and the Administrator shall not be under any duty to see to the proper application of such payments.

10.07. Effect on Other Benefit Plans

Nothing in this Plan shall prevent the Employer from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which Performance Awards are earned and which are deferred under this Plan.

Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of a qualified pension plan or any other plan maintained by the Company or any other Employer. The treatment of such amounts under other employee benefits plans shall be determined pursuant to the provisions of such plans.

10.08. Successors

The rights and obligations of the Company and any Employer hereunder shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company or Employer, as applicable.

10.09. Waiver of Breach

The waiver by the Company or any Employer of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

10.10. Notice

Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, sent by first class mail to the Company’s principal office directed to the attention of the Administrator, or, as permitted by the Administrator, delivered electronically to the Administrator via email or other electronic means. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark. Any notice required to be given by an Employer or the Administrator hereunder may be given in writing, delivered in person, sent by first class mail, or delivered via electronic media. Any notice given by first class mail shall be deemed to have been given as of the date mailed to the last known address of the person to whom such notice was given. Any notice given via electronic media shall be deemed to have been given upon sending to the last known electronic address of the person to whom such notice is to be given.

10.11. Gender and Number

Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine, and singular the plural.

10.12. Headings

The headings or articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

10.13. Governing Law

The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Delaware, without reference to principles of conflict of law, except to the extent preempted by federal law.

10.14. Successor Titles or Positions

The title of an officer or employee when used in this Plan document shall mean the respective officer or employee of the Company, except where otherwise indicated. The title of any person or entity who is assigned responsibilities under the Plan shall include any successor title to such position as such title may be changed from time to time.

10.15. Section 409A Compliance

The Company intends that all provisions of the Plan comply with the requirements of Code Section 409A or an exemption therefrom. No provision of the Plan shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the Plan will be interpreted as necessary to comply with Section 409A or an exemption therefrom and fulfill the purpose of the voided provision. Nothing in the Plan shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of Section 409A. No provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from a Participant or any other individual to the Company or any of its respective affiliates, employees or agents. All taxes associated with payments made to a Participant pursuant to the Plan, including any liability imposed under Section 409A, shall be borne by the Employee.

IN WITNESS WHEREOF, Styron LLC has caused this amended and restated Plan document to be executed in its name and on its behalf by its officers duly authorized on this      day of             , 2011.

STYRON LLC

By:
Its: